Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Quanta Services, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $.00001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Equity	Preferred Stock, par value $.00001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Equity	Depositary Shares(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Purchase Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

	Other	Units(4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)

Fees Previously Paid	0	0	0	0	0	0		0

Carry Forward Securities

Carry Forward Securities	0	0	0	0		0			0	0	0	0

	Total Offering Amounts					0		0

	Total Fees Previously Paid							0

	Total Fee Offsets							0

	Net Fee Due							0

(1)
An unspecified and indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices or upon exercise, conversion or exchange of other securities registered hereby.

(2)
In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go
basis in accordance with Rule 457(r).

(3)
The depositary shares being registered will be evidenced by depositary receipts issued under a deposit agreement. If the registrant elects to offer fractional interests in preferred stock to the public, depositary receipts will be distributed to the investors purchasing the fractional interests, and the preferred stock will be issued to the depositary under the deposit agreement.

(4)	Each unit will be issued under a unit agreement or indenture and will represent an interest in any combination of two or more securities, which may or may not be separable from one another.